Rule 424(b)(2)

Registration No. 333-195373

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$1,200,000,000	$120,840

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT NO. 4 DATED JANUARY 26, 2016

TO PROSPECTUS DATED APRIL 18, 2014, AS SUPPLEMENTED BY

PROSPECTUS SUPPLEMENT DATED APRIL 18, 2014, AND

SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 18, 2014

U.S. BANCORP

Medium-Term Notes, Series V (Senior)

Medium-Term Notes, Series W (Subordinated)

CUSIP No.:	91159HHL7

Series:

☒ Series V (Senior)
☐ Series W (Subordinated)

Form of Note:

☒ Book-Entry
☐ Certificated

Principal Amount:	$1,200,000,000

Trade Date:	January 26, 2016

Original Issue Date:	January 29, 2016

Redemption Date	December 29, 2020

Maturity Date:	January 29, 2021

Base Rate (and, if applicable, related Interest Periods):

☒ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate
☐ Federal Funds Target Rate
☐ LIBOR Note
☐ EURIBOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Reuters Page FRBCMT
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month
☐ Other Base Rate (as described below)
☐ Zero Coupon Note

Agent’s Commission:	$1,692,000

Redemption Terms: Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$1,199,832,000 / 99.986%

Proceeds to the Company:	$1,198,140,000

Interest Rate/Initial Interest Rate:	2.35%

Interest Payment Dates:	Semiannually, on the 29th of January and July beginning on July 29th, 2016

Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Dates:

Interest Reset Dates:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:

☐	Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐	For Federal income tax purposes only.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.986%	0.141%	99.845%
Total	$1,199,832,000	$1,692,000	$1,198,140,000

Agent	Principal Amount
U.S. Bancorp Investments, Inc.	$400,000,000
Deutsche Bank Securities Inc.	$400,000,000
Goldman, Sachs & Co.	$400,000,000
Total	$1,200,000,000

Delivery Instructions: DTC # 0280

/s/ Kathleen A. Rogers	(authorized officer)

/s/ Joseph M. Tessmer	(authorized officer)

Conflicts of Interest.   The issuer’s affiliate, U.S. Bancorp Investments, Inc., will be participating in sales of the notes. As such, the offering is being conducted in compliance with the applicable requirements of FINRA Rule 5121.

Notice to Canadian Investors.   The notes are unsecured and are not and will not be savings accounts, deposits, obligations of, or otherwise guaranteed by, U.S. Bank National Association or any other bank. The Notes do not evidence deposits of U.S. Bank National Association or any other banking affiliate of the Issuer. The notes are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other insurer or governmental agency or instrumentality. U.S. Bancorp is not regulated as a financial institution in Canada. However, U.S. Bank National Association’s Canada branch is listed on Schedule III to the Bank Act (Canada) and is subject to regulation by the Office of the Superintendent of Financial Institutions (Canada). The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.